# CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into by and between Composite Support & Solutions, Inc. ("Consultant") and Composite Technology Corp (the "Company").

## RECITALS:

A. The Company is in the business of, among other things, developing and commercializing composite products and manufacturing technology including designing, manufacturing and selling composite reinforced electrical transmission conductors and the equipment to produce same.

B. The Consultant has expertise in the fields of composite materials, composite manufacturing technology, developing composite products, and high strength composite pultrusions and their manufacture.

C. The Company desires to retain Consultant as a consultant to the Company, and Consultant desires to be so retained by the Company, on the terms and conditions set forth herein.

## AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services.

(a) Retention. The Company hereby engages Consultant as an independent contractor to render consulting services to the Company as hereinafter provided, and Consultant hereby accepts such engagement, for the Term (as defined below). Consultant's authority shall be limited to advising the officers of the Company, and Consultant will not have any authority to bind or act on behalf of the Company or any of its Affiliates.

(b) Scope of Services. During the Term, Consultant shall render consulting services to the Company, such services defined herein as Project(s). All Projects shall be set forth in Appendix A to this Agreement. The parties recognize that throughout the term of this Agreement new Projects may be added and existing Projects may be modified consistent with the evolving business objectives of Company. Any Project additions, deletions and/or modifications proposed by the Company shall require agreement by Consultant to become effective, and Consultant agrees to work with the Company in good faith to reach such agreement. If the Company and Consultant are unable to reach agreement on any proposed additions,

deletions and/or modifications, the Company shall have the right to terminate this Agreement effective upon 30 days written notice.

(c) Extent of Services. Consultant shall render services within the scope of each Project exclusively for the Company. The timing of the performance of services shall be mutually agreed at the time of each such request.

(d) Duties. Consultant shall diligently perform to the best of its ability all Projects and such other duties as the Company and Consultant shall mutually agree upon. Consultant shall faithfully adhere to, execute, and fulfill all reasonable policies established by the Company and communicated to Consultant.

The parties agree that the majority of services that the Consultant shall furnish hereunder shall be performed by Dr. Clem Hiel ("Dr. Hiel"). Consultant will ensure that Dr. Hiel will devote an average of twenty-five hours per week (determined on a quarterly basis) to services under this agreement.

In addition, Consultant may propose the employment or retention, at Consultant's discretion, of certain other individuals to render services with respect to the Projects under Consultant's direction and control. Consultant shall provide Company with all relevant information regarding each proposed individual, including all associated compensation, fees and/or expenses. The Company shall have the right to approve or disapprove any such proposal. If the Company approves any such proposal, Consultant shall invoice Company in accordance with Section 4 of this Agreement, and such invoice may be made before Consultant pays such compensation or expense. Every individual who is employed or retained by the Consultant pursuant to this provision shall execute a Proprietary Rights, Non-Disclosure and Non-Competition Agreement in the form attached hereto as Appendix B.

The actual number of hours worked by Dr. Hiel and any other individual referenced above shall be determined by Consultant subject to the approval of the Company, and also subject in all cases to the work necessary to satisfactorily complete the Projects.

If at any time the Consultant is unable to provide the services of key personnel the Consultant shall promptly find a qualified replacement. "Key personnel" means Dr. Hiel or any individual (i) who has provided services with respect to the Projects under this Section 1(d), and (ii) whose services the Company reasonably deems are necessary to complete the Projects. "Qualified replacement" means an individual who is acceptable to the Company with respect to the Projects. If no Qualified replacement acceptable to Company is found, Company shall have the right to terminate this Agreement upon written notice, such termination being based on a material breach of the Agreement by Consultant.

(c) Services to Others Consultant may render services to other clients during the Term to the extent such services do not relate to Projects and do not interfere with the Consultant's duties under this Agreement and subject to the terms and conditions of Section 5.

2. Effective Date. The Effective Date of this Agreement shall be January 1, 2002.

3. Compensation.

(a) Stock Options. Consultant shall be granted options to purchase up to Six Hundred and Thirty-five Thousand (635,000) shares of the Company's common stock. The terms and conditions of such options shall be set forth in a separate written agreement. In the event the parties are unable to reach such an agreement by March 1, 2002, then notwithstanding any other provision of this agreement Consultant may terminate this Agreement upon five (5) days of written notice to Company.

(b) Royalty. Consultant shall receive a royalty ("Royalty") equal to Thirty Five One-Hundredths of One Percent (.35%) of all Net Sales of Products, and of all Net Proceeds of Transfers of Project Technology, subject to the terms set forth below.

(i) The Royalty shall be paid annually within thirty (30) days after the close of each calendar year, and shall be determined by revenues actually received during such calendar year. In the event any refund is made during any calendar year with respect to any revenues received in any prior calendar year, the refund shall be debited against revenues received in the calendar year in which the refund is made.

(ii) If the Company enters into any joint venture, partnership, or other common enterprise to manufacture, market, sell, or distribute any Product, the Royalty shall be based on the Company's share of revenues received with respect to such Product, determined as of the time such revenues are received by the common enterprise. As used herein, revenues shall mean gross receipts less the specific deductions (where applicable) set forth in Section 5(a)(viii).

(iii) If the Company sells any assets which produce any Product, or any component of any Product, the Royalty shall attach to any subsequent sale of such Product by the purchaser of such assets. The Company

shall obtain the purchaser's written acknowledgment of and consent to the provisions of this subsection (iii) prior to or at the time such sale is made.

(iv) Consultant shall have the right from time to time to inspect the books and records of the Company upon at least five days notice to insure compliance with the Royalty provisions of this Agreement. Any such inspection shall be performed by a certified public accountant selected by Consultant. The expense of the inspection shall be borne by Consultant, unless the accountant determines that the Royalty owing by the Company differs by more than ten percent (10%) from the Royalty actually paid by the Company. In such case the expenses of the inspection shall be borne by the Company.

Nothing herein shall affect the Company's right to challenge the opinion of the accountant. If in any such challenge the Company successfully reduces the differential to ten percent (10%) or less, the expenses of the inspection shall be borne by the Consultant.

(v) Unless this Agreement is terminated by Company due to Consultant's breach, the Royalty shall continue through the end of the fifth ($5^{th}$) calendar year following the year in which the termination or expiration of this Agreement is effective. If termination for breach occurs other than at the end of a calendar year, the Royalty for such year shall be determined by Net Sales of Product or Net Proceeds of Transfers of Project Technology through the effective date of termination, and the Royalty shall be due no later than thirty (30) days thereafter.

(c) Service Fee For all services Company shall pay to Consultant the sum of $19,500 per month, payable in equal installments on the $15^{th}$ and last day of each month for the previous period.

(d) Late Payment Any amount under subsection (b) or (c) above not fully and timely paid shall be deemed delinquent without notice or demand from Consultant, and upon such delinquency shall bear interest at the rate of ten percent (10%) per annum until paid.

4. Reimbursement of Expenses. Consultant shall provide all computer equipment, specialized engineering analysis software, supplies, and other goods or services necessary for it to accomplish Projects, and Company shall have no obligation therefor. Consultant shall be entitled to

reimbursement for such other ordinary, necessary and reasonable out-of-pocket trade or business expenses which Consultant incurs in connection with performing his duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company's customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses). Consultant shall not incur any such expenses in excess of $250 without the advance written approval of the Company.

5. Restrictive Covenants.

(a) Definitions. As used in this Section 5, the following terms have the indicated meanings:

(i) Affiliate. "Affiliate" shall mean, with respect to either party hereto, any person or entity which controls such party, which such party controls or which is under common control with such party.

(ii) Business. "Business" shall mean the business of (a) developing Project Technology for electrical conductor and structural applications (b) manufacturing, marketing and selling composite reinforced materials for electrical conductor and structural applications, (c) manufacturing, marketing and selling electrical conductor and structural products incorporating composite materials and/or Project Technology, and (d) any other business falling within the scope of any Projects.

(iii) Company Information. "Company Information" shall mean all information and any other subject matter relating in any manner to the Company including without limitation business information, marketing information, and Project Technology which is not (i) in the public domain and (ii) which has significant economic value to the Company.

(iv) Competing Business. "Competing Business" shall mean any business engaged in the commercialization of composite materials for electrical conductor and structural applications and/or Project Technology.

(v) Copyright Materials. "Copyright Materials" shall mean all original works of authorship fixed in any tangible medium of expression, whether in existence as of the date hereof or hereafter developed, from which the work can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, and which relates or is otherwise applicable to Project Technology, as well as any other subject matter for which copyright protection or its equivalent exists which relates or is

otherwise applicable to Project Technology. "Works of authorship" include, without limitation, the following categories: literary works; musical works, including any accompanying words; dramatic works, including accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; architectural works; computer software/programs in source and/or object code; and mask works.

(vi) Project(s). Projects shall have the meaning as set forth in Section 1(b) of this Agreement.

(vii) Project Technology. "Project Technology" shall mean all Technology which relates or is applicable to any and all Projects.

(viii) Net Sales. "Net Sales" shall mean revenues received from the sale or transfer of Products by Company, its Affiliates or licensees without any deductions other than the following relating to such transactions where applicable: (1) prompt payment and other trade discounts, (2) allowances for return of defective shipments, (3) transportation and packing charges, (4) sales and excise taxes and (5) transportation insurance, to the extent that such items are separately stated in invoices or appear as items of allowance in the records of the Company. Products transferred to an Affiliate shall be deemed to be Net Sales based on revenues which would have been received based on an arms length transaction.

(ix) Patent Rights. "Patent Rights" shall mean all issued patents owned and/or controlled in whole or in part by the Company.

(x) Products. "Products" shall mean articles of commerce incorporating Patent Rights or Proprietary Project Technology at the time such articles are sold; provided, however, that Consultant (including any individual retained under Section 1(d) has had any significant role in the development of any Project Technology incorporated in such article and so long as such article significantly incorporates such Project Technology. "Significant role" means that the Project Technology likely would not have been developed but for Consultant's services (including the services of any individual retained under Section 1(d)). "Significantly incorporates" means that the Product would be significantly more valuable with the Project Technology than without the Project Technology.

(xi) Proprietary Project Technology. "Proprietary Project Technology" shall mean Project Technology which is not in the public domain.

(xii) Technology. "Technology" shall mean all information; concepts; reductions to practice; inventions; formulations/compositions; manufacturing/processing techniques; designs; production, application, and use specifications; technical information; improvements; modifications; and developments. Technology shall include, but is not limited to, know-how; trade secrets; proprietary information; confidential information; information contained within a patent application; information contained within a patent; and any other type of intellectual property right.

(xiii) Net Proceeds of Transfers of Project Technology
"Net Proceeds of Transfers of Project Technology" shall mean all revenues, fees, royalties, commissions, or other consideration received from the sale, assignment, licensing, or other transfer of Project Technology or the right to use Project Technology; provided that Consultant (including any individual retained under Section 1(d)) had any significant role in the development of such Project Technology. "Significant role" means that the such Project Technology likely would not have been developed but for Consultant's services (including the services of any individual retained under Section 1(d).

(b) Use/Disclosure Restrictions.

(i) Consultant shall: (A) use Company Information for the sole purpose of the performance of its duties hereunder; (B) maintain as confidential all Company Information and not disclose Company Information to any third party without the prior written consent of the Company; (C) maintain as confidential, and not disclose to any third party, any information which pertains to this Agreement and the negotiations pertaining thereto, except for lawyers, accountants and other professional advisors to the Consultant or the Company; and (D) return all materials containing Company Information or derivatives thereof, including all copies thereof, or, in the case of Company Information stored in electronic format, destroy or disable all copies thereof, upon any termination of this Agreement. "Third party" shall not include (i) employees or authorized agents of the Company, or (ii) individuals retained by the Company under Section 1(d).

(ii) Consultant shall not be in violation of clause (i) of this subsection (b) as a result of any disclosure of Company Information if and to the extent that such disclosure is required by law; provided that if Consultant believes that he may be required by law to disclose Company Information, he shall give the Company prompt notice of that requirement and the Company shall have the right to seek a restraining order to prevent such disclosure, attempt to obtain confidential treatment for the Company Information to be disclosed or take such other action as it deems appropriate to protect Company Information.

(iii) No portion of Company Information shall be deemed to be within the exception of clause (ii) or (iii) of this subsection (b) solely on the basis that more general information of a corresponding nature is within such exception, or on the basis that elements of such portion of Company Information are independently within such exception, or on the basis that individual elements of any combination of such portion of Company Information are independently within such exception in a form which is not substantially similar to the desired combination.

(iv) The obligations of Consultant under clause (i) of this subsection (b) further shall not limit the right of Consultant to use information rightfully received from a third party to the extent rightfully permitted by such third party so long as the third party has no duty of confidentiality to Company regarding such information.

(v) The obligations of Consultant under clause (i) of this subsection (b) with regard to any specific portion of Company Information shall be effective until an exception identified in clause (ii) or (iii) of this subsection (b) applies to such portion of Company Information in question.

(c) Disclosure of Project Technology. Consultant shall disclose to the Company all Project Technology conceived, made, generated, reduced to practice, and/or otherwise developed by and/or on behalf of Consultant pursuant to this Agreement. Consultant shall provide the Company with copies of all written materials prepared by Consultant relating to Project Technology during the period that Consultant is retained by the Company. All disclosures required by this subsection (c) shall be made within a reasonable time after the conception, making, generation, reduction to practice, and/or development of the subject Project Technology.

(d) Assignment. Consultant assigns to the Company all of Consultant's right, title and interest in and relating to the subject matter required to be disclosed under subsection (c) above, including without limitation all ownership of intellectual property rights relating to or incorporating such matter. Consultant acknowledges that the assignment under this subsection (d) occurs automatically and immediately upon the conception, making, generation, reduction to practice, and/or development of the relevant subject matter, and therefore that no further action is required for the Company to acquire title to such subject matter. However, Consultant remains obligated to take all actions pursuant to subsection (e) below. In addition, any Copyright Materials which relate to or incorporate the subject matter required to be disclosed under subsection (c) shall be considered to be works made for hire. Consultant acknowledges that this assignment includes an assignment of any claim, action, and/or cause of action of any character, nature, or kind, known or unknown, relating to assigned subject matter, including without limitation any claim, action, or cause of action which Consultant may have against any entity or individual relating to such assigned subject matter.

(e) Documentation/Assistance. Consultant shall assist in the preparation of, execute, and deliver to the Company any and all documents and shall take any and all actions deemed reasonably necessary by the Company for the Company to evidence, obtain, maintain, and enforce the Company's entire right, title and interest in and relating to assigned subject matter. All actions undertaken by Consultant under this subsection (e) at the request of the Company shall be at the sole expense of the Company. If such actions are undertaken after the termination or expiration of this Agreement Consultant, in addition to reimbursement of expenses, shall be entitled to a fee of $180.00 per hour.

(f) Challenges. Consultant shall not challenge or otherwise contest the validity and/or enforceability of any Patent Rights obtained by the Company on subject matter required to be assigned by Consultant to the Company. Nothing herein shall prevent Consultant from disputing any determination made by the Company with respect to Section 5(c) or (d).

(g) Use of Consultant Information. Consultant agrees that Company may incorporate Consultant Information in any Product or any process to produce any Product on a non-exclusive, royalty-free basis, whether such Product or process is developed or marketed before or after the termination of this Agreement. Consultant covenants that it shall not bring any action of any kind to restrain such use or to seek damages therefor. As used herein, "Consultant Information" means copyright materials, patent rights, and proprietary information of any kind which is owned or controlled by Consultant. Nothing herein shall be deemed to restrict Consultant's own use of Consultant Information in any matter it sees fit, or to grant to Company

any rights to Consultant Information except those expressly set forth above, or to require Consultant to contribute Consultant Information if such contribution would cause Consultant to breach any agreement with any other person. For purposes of this subsection 5(g) the term Company shall also include its customers, licensees and assigns.

(h) Non-Competition. Consultant acknowledges and agrees that (x) through his continuing involvement with the Company, it will both learn and contribute valuable trade secrets and other proprietary information relating to the Business, and (y) the Company would be irreparably damaged if it were to provide services to or otherwise have an economic interest in any person or entity in violation of the restrictions contained in this subsection (h). Accordingly, as an inducement to the Company to enter into this Agreement, Consultant agrees that Consultant shall not, directly or indirectly, anywhere in the world:

(A) engage or participate in, as a consultant, owner, partner, stockholder, officer, director, member, advisor, consultant, agent, employee or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his or its name to be used by or render services of any type for, any Competing Business or any person or entity developing a Competing Business; provided, however, that nothing in this Agreement shall prevent any such person from acquiring or owning, as a passive investment, up to five percent (5%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;

(B) take any action to divert from the Company any opportunity which would be within the scope of the Business.

The restrictions contained in this subsection (h) shall continue in effect for the Term of this Agreement.

(i) Injunctive Relief. Consultant agrees that any material and continuing violation of subsections (b), (c), (d) or (h) of this Section 5 would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Consultant agrees that if it or any of its Affiliates violates or fails to perform any provision of subsections (b), (c), (d) or (h) of this Section 6, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without the requirement of proving actual damages or posting of a bond or other security) in order to enforce, or prevent any continuing failure to perform or violation of, the provisions of such subsections. Each such

person also recognizes that the territorial, time and scope limitations set forth in subsections (b) and (h) of this Section 5 are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and each such person agree, and each such person submits, to the reduction of any or all of said territorial, time or scope limitations to such a territory, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed from this Agreement.

(j) Survival. This Section 5 shall survive the termination of this Agreement except as follows: (A) subsections (c), (d) and (e) shall apply only to Project Technology conceived or otherwise developed prior to the termination of this Agreement and (B) subsection (h) shall cease to apply as and when provided therein.

(k) Non-liability of Consultant. Notwithstanding anything herein to the contrary, Consultant shall have no liability for any breach of this Section 5, or for breach of any agreement incorporating any similar restrictions and conditions, by any other person including any independent contractor retained under Section 1(d), except and to the extent that such person is an employee or Affiliate of Consultant.

6. License to Consultant. Notwithstanding any other provision of the Agreement, and only with respect to applications of Project Technology falling outside of the scope of the Company's Business if (i) the Company elects not to sell any Project Technology or use such Project Technology to manufacture or market any Product, or (ii) any Project Technology actually incorporated in any Product has application to other products or services which the Company does not wish to pursue, then upon Consultant's request the Company shall grant to Consultant an exclusive license to use such Project Technology in the manner determined by Consultant, subject to the conditions and limitations set forth below:

(a) Request. At any time during the term of this Agreement or at any time thereafter Consultant may request Company to license certain Project Technology to it. Such request ("Request") shall be in writing, shall specify the Project Technology which Consultant wishes to license, shall specify the intended products or services which would incorporate such Project Technology, and shall specify all proposed licensing terms, including commercially reasonable royalties and/or license fees. Within thirty (30) days after receipt of such Request the Company shall either grant or deny the Request. If no response is given the Request shall be deemed granted as of the end of such thirty-day period.

The Company shall not deny any Request unless (i) the Product or service described in the Request would fall within the scope of Company's Business,(ii) the Company

has a bona fide intent to manufacture and market a product, or provide a service, of the type described in the Request, or (iii) the parties are unable to conclude a license agreement satisfactory to both parties. If Company denies a Request on the ground that the proposed royalty and/or license fee is not commercially reasonable, then within thirty (30) days after such denial Consultant may initiate arbitration as set forth in subsection (g) below. Except for the amount of the royalty, the terms of any royalty required to be paid to the Company under this Section 6 shall be identical to those set forth in Section 3(b) of this Agreement, subject to the following:

(i) "Net Sales of Products"shall be deemed to mean net sales of the product or products described in the Request; and

(ii) The royalty shall terminate upon the termination of the license as set forth in this Section 6.

(b) Scope. Any license granted under this Section 6 shall be limited to the products or services described in the Request, or substantially similar or related products or services. If Consultant at any time proposes to use the Project Technology for any other purpose it shall submit a new Request to Company, which shall be treated in the manner set forth in subsection (a) above.

(c) Third Persons. Consultant may enter into any common enterprise with any third person or persons to develop or market any product or service covered by any license hereunder, or may subcontract or sublicense such rights to any third person or persons. However, Consultant agrees that it shall not undertake any such action unless each such third party agrees in writing that it will not use Project Technology in any manner that falls within the scope of the Company's Business or otherwise would compete with any product or service of the Company. Upon demand Consultant shall cause a copy of such Agreement to be delivered to Company.

(d) License Term. Any license granted herein shall automatically terminate 7 (seven) years from the date such license was granted, unless earlier abandoned by Consultant as set forth in subsection (f) below. Notwithstanding the foregoing, the Company may terminate any license upon thirty days written notice if (i) Consultant breaches any provision of this Section 6, and (ii) Consultant fails to cure such breach within such thirty day period. Upon termination neither Consultant nor any person acting in concert with or at the direction of Consultant shall have any further rights or interest in such license.

Nothing herein shall prohibit Consultant from using any Project Technology following termination of any license if such Project Technology does not or no longer

incorporates Patent Rights or Proprietary Project Technology.

(e) Exclusivity. So long as any license hereunder is in effect the Company shall not sell, license or otherwise transfer any Project Technology subject to such license to any person for any purpose substantially similar or related to the intended use described in the applicable Request.

(f) Abandonment. Following the grant of any license Consultant shall take reasonable steps to manufacture the Product or provide the service described in the Request, or cause such steps to be undertaken by others acting in concert with or at the direction of a Consultant. If Consultant fails to take such steps within six months from the date such license is granted then the Company may declare that the license has been abandoned, and Consultant shall thereafter have no further rights or interests therein.

Further, if the foregoing steps are timely taken by Consultant but Consultant (or the persons acting in concert with or at its direction) fail to thereafter pursue or continue such action and such inaction persists for more than one year, then the Company may declare that the license has been abandoned.

Any declaration of abandonment under this subsection (f) shall be given to Consultant in writing.

(g) Arbitration of Royalty Disputes. Any arbitration initiated by Consultant under subsection (a) above shall be conducted pursuant to the Commercial Rules of the American Arbitration Association. The arbitration shall be conducted before a single arbitrator, and the hearing shall be held at a mutually convenient location in Los Angeles County, California. If the arbitrator determines that Consultant's proposed royalty is not commercially reasonable, the arbitrator shall determine a commercially reasonable royalty, and such determination shall be binding upon the parties. The cost of arbitration, including the arbitrator's fee, shall be divided equally between the parties. Each party shall bear its own attorneys' and expert witness fees.

7. Term and Termination. The Term of this Agreement shall be from the Effective Date through December 31, 2006. This Agreement may be terminated at any time by either party upon material breach of this Agreement by the other party. The non-breaching party shall provide written notice setting forth with particularity the alleged breach, and the breaching party shall have a period of 30 days to cure any such breach. This Agreement may be terminated by either party subsequent to December 31, 2004 for any reason upon 90 days' prior written notice to the other party.

8. Representations and Warranties of Consultant. Consultant represents and warrants to the Company that to its knowledge and belief Consultant is not subject to any noncompetition agreement

or other agreement, restriction or obligation that would prevent Consultant from performing all of his obligations hereunder.

9. <u>Standard of Care</u>. Consultant agrees that it shall use its best efforts to timely perform the services in a workmanlike manner. However, Consultant shall not be responsible for any failure to timely complete or otherwise to perform services due to circumstances beyond its control. The Company shall timely provide such assistance and cooperation as may be reasonably required in order to enable Consultant to perform its duties under this Agreement.

10. <u>Indemnification</u>.

(a) Company agrees to defend Dr. Hiel for defense against lawsuits arising as a result of services performed pursuant to this Agreement originated by W. Brandt Goldsworthy & Associates, Inc., W. Brandt Goldsworthy, or Mike Golden, or any of their affiliates or successors. This defense shall apply only if Company shall have been informed as soon and as completely as practical by Consultant of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control the defense, and Dr. Hiel shall have provided all reasonably available information and all reasonable assistance requested by Company.

(b) Company shall indemnify any individual retained by Consultant under Section 1(d) in the same circumstances, to the same extent, and under the same conditions set forth in subsection (a) above, provided that (i) at or before the time such individual begins services on any Project he or she has given the Company a written disclosure of any relationship with any potential claimant described in subsection (a) above, and (ii) the claim arises from such disclosed relationship.

(c) Company agrees to indemnify Consultant, its officers, directors, and employees against any and all liabilities asserted in any action, suit, or proceeding of any kind or nature arising from or connected with the actions or inactions of Company connected with the services performed by Company pursuant to this Agreement. This indemnity shall apply only if Company shall have been informed as soon and as completely as practical by Consultant of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control the defense, and Consultant shall have provided all reasonably available information and all reasonable assistance requested by Company.

(d) Consultant agrees to indemnify Company, its officers, directors, and employees against any and all liabilities asserted in any action, suit, or proceeding of any kind or nature arising from or connected with the actions or inactions of

Consultant connected with the services performed by Consultant pursuant to this Agreement. This indemnity shall apply only if Consultant shall have been informed as soon and as completely as practical by Company of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control the defense, and Company shall have provided all reasonably available information and all reasonable assistance requested by Consultant.

11. Miscellaneous.

(a) Except as otherwise provided herein, all notices required or permitted by this Agreement shall be in writing and shall be hand-delivered, sent by registered or certified mail, postage prepaid, to the party's address described below or sent by telefax to the party's telefax number described below. If mailed, such notice shall be deemed to be given three (3) days after being deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telefax, such notice shall be deemed to be delivered when the telefax is sent to such telefax number and transmission of the telefax is confirmed by the sender's telefax machine. The addresses and telefax numbers of the parties for notice purposes are as follows, (provided that any party may change its address or telefax number for that purpose by notice to the other parties):

If to Consultant:
Composite Support & Solutions, Inc.
3256 Seahill Drive, C-11
Rancho Palos Verdes, California 90275
Fax: (310) 265-4522

If to the Company:

with a copy to:

TMA Ventures LLC
8000 East Prentice Avenue
Suite B-6
Englewood, CO 80111
Fax: (303) 689-677

(b) In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. "Day" or "days" as used in this Agreement means calendar days. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday in California, in which event the period shall run until the end of the next day which is not a Saturday. Sunday or legal holiday in California.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of California without reference to choice of law principles.

(d) This Agreement may be executed in any number of counterparts each of which shall be considered an original.

(e) Consultant shall not assign this Agreement or any rights hereunder without the advance written consent of the Company. Company may assign this Agreement as a part of the business to which this Agreement relates as a whole. The Company may assign this Agreement to any purchaser of all or substantially all of the Company's assets or of 50% or more of the capital stock of the Company (whether by purchase, merger or otherwise).

(f) Failure by any party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by an instrument in writing signed by the party sought to be charged with the waiver. No waiver of any condition or covenant of this Agreement shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Agreement shall be construed to be a waiver on the part of the parties of any right or remedy at law or in equity or otherwise.

(g) In the event a party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party in any court or arbitration proceedings will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party shall be entitled.

(h) Should any date by which an obligation must be performed or a right must be exercised hereunder fall on a Saturday, Sunday or legal holiday, then such performance or exercise shall be deemed timely if effected on the first business day following such Saturday, Sunday or legal holiday.

(i) This Agreement may be amended only in a writing signed by the parties hereto.

(j) Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

(k) In addition to the provisions set forth in Section 5(i) "Survival", the provisions of Section 6 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Composite Technology Corp

By: ______________________ CEO

Composite Support and Solutions, Inc.

By: ______________________
Clem Hiel, President

C. H

## APPENDIX A

## PROJECTS

1. COMPOSITE REINFORCED ALUMINUM CABLE (CRAC)

It concerns a sustained effort to assist in the development of new composite reinforced aluminum conductors. This includes the design of a family of "CRAC" conductors, the means of manufacturing them, and the design support as needed for the actual stringing of the CRAC lines, which also includes their end terminations.

2. COMPOSITE HOUSING

It concerns a sustained effort to assist in the development of composite housing. The Phase-I project consists of building and testing a prototype-house and performing the cost calculations for putting a factory in place with a capacity as specified by CTC and/or their customers.
Phase-II concerns the detail design and the building of the actual production plant and Phase-III consists of providing continued engineering support to develop more variations and types of housing and to assist in solving production problems as needed.

3. COMPOSITE SIGN BRIDGES

Phase-I of this project is defined in a proposal that CSSI has submitted to CALTRANS. Following a positive evaluation a prototype will be build and tested in close cooperation with CTC who will perform the economic benefits calculations and the market study.
Following a positive Phase-I outcome, CTC has expressed interest to define an affiliate to go after this market.
Phase-II concerns the detail design and the building of the actual production plant and Phase-III consists of providing continued engineering support to develop more variations and types of sign-bridges and to assist in solving production problems as needed.

4. TOWERS FOR WIND TURBINES AND TRANSMISSION TOWERS AND POLES

Phase-I of the Wind Turbine Tower Project is defined in a proposal that CSSI has submitted to DOE (Department of Energy). Following a positive evaluation a prototype will be build and tested in close cooperation with CTC who will perform the economic benefits calculations and the market study.
Following a positive Phase-I outcome, CTC has expressed interest to define an affiliate to go after this market.
Phase-II concerns the detail design and the building of the actual production plant and Phase-III consists of providing continued engineering support to develop more variations and types of towers and to assist in solving production problems as needed.
The Transmission Tower Project concerns composite versions of the traditional steel lattice towers and poles. The poles encompass both transmission and distribution poles.

RH

5. REVERSE X-RAY

This project provides focus on commercial technology applications of the reverse X-ray. It concerns inspections of incoming containers into the U.S. harbors and at border crossings, NDE (Nondestructive Evaluation) of aircraft structures and baggage checking systems at airports.

C.H.

## APPENDIX B

## PROPRIETARY RIGHTS, NON-DISCLOSURE AND NON-COMPETE AGREEMENT

The undersigned has been proposed by Composite Support & Solutions, Inc. ("CCSI") to assist CCSI in providing certain services to Composite Technology Corp. ("the Company") under that certain Consulting Agreement between CCSI and the Company. The undersigned Consultant acknowledges that his or her assistance under the Consulting Agreement is conditioned upon the execution of this Agreement and compliance with its provisions. Accordingly, the undersigned agrees as follows:

1. As used in this Agreement, the following terms shall have the following meanings:

    (a) Affiliate. "Affiliate" shall mean, with respect to either party hereto, any person or entity which controls such party, which such party controls or which is under common control with such party.

    (b) Business. "Business" shall mean the business of (a) developing Project Technology for electrical conductor and structural applications (b) manufacturing, marketing and selling composite reinforced materials for electrical conductor and structural applications, (c) manufacturing, marketing and selling electrical conductor and structural products incorporating composite materials and/or Project Technology, and (d) any other business relating to or resulting from any Projects.

    (c) Company Information. "Company Information" shall mean all information and any other subject matter relating in any manner to the Company including without limitation business information, marketing information, and Project Technology which is not (i) in the public domain and (ii) which has significant economic value to the Company.

    (d) Competing Business. "Competing Business" shall mean any business engaged in the commercialization of composite materials for electrical conductor and structural applications and/or Project Technology.

    (e) Copyright Materials. "Copyright Materials" shall mean all original works of authorship fixed in any tangible medium of expression, whether in existence as of the date hereof or hereafter developed, from which the work can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, and which relates or is otherwise applicable to Project Technology, as well as any other subject matter for which copyright protection or its equivalent exists which relates or is otherwise applicable to Project

BJW

Technology. "Works of authorship" include, without limitation, the following categories: literary works; musical works, including any accompanying words; dramatic works, including accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; architectural works; computer software/programs in source and/or object code; and mask works.

(f) Consulting Agreement. "Consulting Agreement shall mean the Consulting Agreement between Composite Support & Solutions, Inc. and Composite Technology Corp., dated _______________.

(g) Project(s). Projects shall have the meaning as set forth in Section 1(b) of the Consulting Agreement.

(h) Project Technology. "Project Technology" shall mean all Technology which relates or is applicable to any and all Projects.

(i) Patent Rights. "Patent Rights" shall mean all issued patents owned and/or controlled in whole or in part by the Company.

(k) Proprietary Project Technology. "Proprietary Project Technology" shall mean Project Technology which is not in the public domain.

(l) Technology. "Technology" shall mean all information; concepts; reductions to practice; inventions; formulations/compositions; manufacturing/processing techniques; designs; production, application, and use specifications; technical information; improvements; modifications; and developments. Technology shall include, but is not limited to, know-how; trade secrets; proprietary information; confidential information; information contained within a patent application; information contained within a patent; and any other type of intellectual property right.

2. Use/Disclosure Restrictions.

(a) Consultant shall: (i) use Company Information for the sole purpose of the performance of its duties hereunder; (ii) maintain as confidential all Company Information and not disclose Company Information to any third party without the prior written consent of the Company; (iii) maintain as confidential, and not disclose to any third party, any information which pertains to this Agreement and the negotiations pertaining thereto, except for lawyers, accountants and other professional advisors to the Consultant or the Company; and (iv) return all materials containing Company Information or derivatives thereof, including all copies thereof, or, in the

case of Company Information stored in electronic format, destroy or disable all copies thereof, upon any termination of this Agreement. "Third party" shall not include (i) employees or authorized agents of the Company, or (ii) individuals retained by the Company under Section 1(d) of the Consulting Agreement.

(b) Consultant shall not be in violation of clause (a) of this Section 2 as a result of any disclosure of Company Information if and to the extent that such disclosure is required by law; provided that if Consultant believes that he may be required by law to disclose Company Information, he shall give the Company prompt notice of that requirement and the Company shall have the right to seek a restraining order to prevent such disclosure, attempt to obtain confidential treatment for the Company Information to be disclosed or take such other action as it deems appropriate to protect Company Information.

(c) The obligations of Consultant under clause (a) of this Section 2 further shall not limit the right of Consultant to use information rightfully received from a third party to the extent rightfully permitted by such third party so long as the third party has no duty of confidentiality to Company regarding such information.

(d) No portion of Company Information shall be deemed to be within the exception of clause (b) or (c) of this Section 2 solely on the basis that more general information of a corresponding nature is within such exception, or on the basis that elements of such portion of Company Information are independently within such exception, or on the basis that individual elements of any combination of such portion of Company Information are independently within such exception in a form which is not substantially similar to the desired combination.

(e) The obligations of Consultant under clause (a) of this Section 2 with regard to any specific portion of Company Information shall be effective until an exception identified in clause (b) or (c) of this Section 2 applies to such portion of Company Information in question.

3. Disclosure of Project Technology. Consultant shall disclose to the Company all Project Technology conceived, made, generated, reduced to practice, and/or otherwise developed by and/or on behalf of Consultant pursuant to this Agreement. Consultant shall provide the Company with copies of all written materials prepared by Consultant relating to Project Technology during the period that Consultant is retained by the Company. All disclosures required by this Section 3 shall be made within a reasonable time after the conception, making, generation, reduction to practice, and/or development of the subject Project Technology.

4. Assignment. Consultant assigns to the Company all of Consultant's right, title and interest in and relating to the subject matter required to be disclosed under Section 3 above, including without limitation all ownership of intellectual property rights relating to or incorporating such matter. Consultant acknowledges that the assignment under this Section 4 occurs automatically and immediately upon the conception, making, generation, reduction to practice, and/or development of the relevant subject matter, and therefore that no further action is required for the Company to acquire title to such subject matter. However, Consultant remains obligated to take all actions pursuant to Section 5 below. In addition, any Copyright Materials which relate to or incorporate the subject matter required to be disclosed under Section 3 shall be considered to be works made for hire. Consultant acknowledges that this assignment includes an assignment of any claim, action, and/or cause of action of any character, nature, or kind, known or unknown, relating to assigned subject matter, including without limitation any claim, action, or cause of action which Consultant may have against any entity or individual relating to such assigned subject matter.

5. Documentation/Assistance. Consultant shall assist in the preparation of, execute, and deliver to the Company any and all documents and shall take any and all actions deemed reasonably necessary by the Company for the Company to evidence, obtain, maintain, and enforce the Company's entire right, title and interest in and relating to assigned subject matter. All actions undertaken by Consultant under this Section 5 at the request of the Company shall be at the sole expense of the Company. If such actions are undertaken after the termination or expiration of this Agreement Consultant, in addition to reimbursement of expenses, shall be entitled to a fee of $180.00 per hour.

6. Challenges. Consultant shall not challenge or otherwise contest the validity and/or enforceability of any Patent Rights obtained by the Company on subject matter required to be assigned by Consultant to the Company. Nothing herein shall prevent Consultant from disputing any determination made by the Company with respect to Section 3 or 4.

7. Use of Consultant Information. Consultant agrees that Company may incorporate Consultant Information in any Product or any process to produce any Product on a non-exclusive, royalty-free basis, whether such Product or process is developed or marketed before or after the termination of this Agreement. Consultant covenants that it shall not bring any action of any kind to restrain such use or to seek damages therefor. As used herein, "Consultant Information" means copyright materials, patent rights, and proprietary information of any kind which is owned or controlled by Consultant. Nothing herein shall be deemed to restrict Consultant's own use of Consultant Information in any matter it sees fit, or to grant to Company any rights to Consultant Information except those expressly set forth above. For purposes of this Section 7, Company shall also include its customers, licensees and assigns.

8. Non-Competition. Consultant acknowledges and agrees that (x) through his continuing involvement with the Company, it will both learn and contribute valuable trade secrets and other proprietary information relating to the Business, and (y) the Company would be irreparably damaged if it were to provide services to or otherwise have an economic interest in

any person or entity in violation of the restrictions contained in this Section 8. Accordingly, as an inducement to the Company to enter into this Agreement, Consultant agrees that Consultant shall not, directly or indirectly, anywhere in the world:

(A) engage or participate in, as a consultant, owner, partner, stockholder, officer, director, member, advisor, consultant, agent, employee or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his or its name to be used by or render services of any type for, any Competing Business or any person or entity developing a Competing Business; provided, however, that nothing in this Agreement shall prevent any such person from acquiring or owning, as a passive investment, up to five percent (5%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;

(B) take any action to divert from the Company any opportunity which would be within the scope of the Business.

The restrictions contained in this Section 8 shall continue in effect for the Term of this Agreement.

9. Injunctive Relief. Consultant agrees that any material and continuing violation of Sections 2, 3, or 7 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Consultant agrees that if it or any of its Affiliates violates or fails to perform any provision of Sections 2, 3 or 7 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without the requirement of proving actual damages or posting of a bond or other security) in order to enforce, or prevent any continuing failure to perform or violation of, the provisions of such subsections. Each such person also recognizes that the territorial, time and scope limitations set forth in Sections 2 and 7 of this Agreement are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and each such person agree, and each such person submits, to the reduction of any or all of said territorial, time or scope limitations to such a territory, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed from this Agreement.

10. Survival. The provisions of this Agreement shall survive the termination of the Consultant's relationship with CCSI in providing services to the Company, except as follows: (A) Sections 3, 4 and 5 shall apply only to Project Technology conceived or otherwise developed prior to the termination of such relationship and (B) Section 7 shall cease to apply as and when provided therein.

11. Term. The term of this Agreement shall be for the period of the undersigned's

relationship with CCSI to assist CCSI in providing services to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement this ____ day of ____________, 2002.

Composite Technology Corp

By: ______________________________

Composite Support and Solutions, Inc.

By: ______________________________
Clem Hiel, President